Exhibit 3.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

of

PURPLE COMMUNICATIONS, INC.

Pursuant to Sections 103 and 151 of the General Corporation Law

of the State of Delaware

I, the undersigned, Dan Luis, Chief Executive Officer of Purple Communications, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation (which authorizes an aggregate of 11,671,180 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

A. Number and Designation. 3,333,333 shares of the Preferred Stock of the Corporation shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”).

B. Rights, Preferences and Restrictions of Series B Preferred Stock.

1. Dividend Provisions.

(a) Dividend Amount.

(i) Cumulative Dividends. Each outstanding share of Series B Preferred Stock shall accrue cash dividends commencing on the date such share of Series B Preferred Stock is first issued (as to each such share, the “Series B Issue Date”). The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative cash dividends (the “Cumulative Dividend”) at the rate of:

(x) for each share of Series B Preferred Stock issued prior to the Dividend Reduction Date, (I) 12% of the face amount per annum, compounded quarterly from and including the Series B Issue Date to but excluding the Dividend Reduction Date and (II) 8% of the face amount per annum, compounded quarterly from and including the Dividend Reduction Date; and

(y) for each share of Series B Preferred Stock issued on or after the Dividend Reduction Date, 8% of the face amount per annum, compounded quarterly from and including the Series B Issue Date.

(ii) Participation as to Dividends. To the extent dividends are paid by the Corporation on shares of Common Stock (in anything other than additional shares of Common Stock for which a corresponding adjustment is made to the Series B Preferred Stock Conversion Price hereunder), holders of outstanding shares of Series B Preferred Stock shall also be entitled to receive, during each fiscal year, an amount (if greater than zero) equal to (x) dividends payable on shares of Common Stock, if any, during such fiscal year (as if such shares of Series B Preferred Stock had been converted into Common Stock on the record date for such Common Stock dividend) minus (y) the amount of Cumulative Dividends that have been paid or have accrued during such fiscal year pursuant to Section B.1.(a)(i) of this Article IV.

(b) Priority. Cumulative Dividends shall be paid prior and in preference to any declaration or payment of any dividend (other than a dividend paid only in additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, but after and junior to any declaration or payment of any dividend on the Series A Preferred Stock of the Corporation, except as permitted by this Section 1(b). Any dividends paid on the Series B Preferred Stock shall be paid ratably among the holders of Series B Preferred Stock outstanding as of the applicable record date.

(c) Definitions. Unless the context otherwise requires, the terms defined in this Section (1)(c) of Article IV.B. shall have, for all purposes of this Amended and Restated Certificate of Incorporation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Closing Price” shall mean, with respect to the Corporation’s Common Stock on any date, the closing price on such date as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the principal U.S. securities exchange on which the Corporation’s Common Stock is then listed, or, if the Corporation’s Common Stock is not quoted on NASDAQ and is not listed on a U.S. securities exchange, as reported on the principal other market on which the Corporation’s Common Stock is then traded. In the absence of such quotations, the Closing Price shall be deemed to be zero.

“Dividend Reduction Date” shall mean the first day after the date that is one (1) year following the date this Certificate of Designations is filed with the Secretary of State of the State of Delaware upon which the average Closing Price of the Corporation’s Common Stock over the Trading Days within the 90-day period immediately preceding such date is $15.00 or more per share (as adjusted for subsequent stock dividends, splits, combinations or similar events).

“Trading Day” shall mean (x) if the Corporation’s Common Stock is quoted on NASDAQ, a day on which trades may be made thereon, (y) if the Corporation’s Common Stock is listed or admitted for trading on another U.S. securities exchange, a day on which such other U.S. securities exchange is open for business or (z) if the Corporation’s Common Stock is not quoted on NASDAQ and is not listed or admitted for trading on another U.S. securities exchange, a weekday on which commercial banks are open for business in the State of New York.

2. Liquidation.

(a) Series B Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation (“Liquidation”), whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, but after and junior to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to $1.50 (as adjusted for subsequent stock dividends, splits, combinations or similar events with respect to the Series B Preferred Stock) (“Series B Issue Price”), plus an amount equal to all accrued but unpaid Cumulative Dividends and any other accrued but unpaid dividends on such share payable hereunder (the “Series B Liquidation Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then, all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the number of shares of Series B Preferred Stock held by such holders. Upon payment of the full preferential amounts set forth above in respect of a share of Series B Preferred Stock, such share of Series B Preferred Stock shall be immediately surrendered and canceled without any further action on the part of the Corporation or the holder thereof.

(b) Remaining Assets. Upon the completion of the distribution required by subparagraph (a) of this Section 2, in the event of a Liquidation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Deemed Liquidation.

(i) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include, the following (each of the following, as so qualified, a “Liquidation Event”), unless the holders of a majority of the then outstanding shares of Series B Preferred Stock and the Corporation consent in writing that such event or transaction or series of transactions shall not be deemed a Liquidation:

(A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (x) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (y) any transaction or series of transactions in which the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the stock of the Corporation having the right to vote for the election of members of the Corporation’s board of directors immediately prior to the consummation of such transaction or transactions are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the stock of the successor entity having the right to vote for the election of members of such successor entity’s board of directors immediately after the consummation of such transaction or transactions);

(B) a sale of all or substantially all of the assets of the Corporation and its subsidiaries; or

(C) a Change of Control of the Corporation.

As used herein, “Change of Control of the Corporation” means (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) after the first date on which any shares of Series B Preferred Stock were issued (the “Initial Series B Issue Date”), directly or indirectly, of more than 50% of the then outstanding voting power of the capital stock of the Corporation or (2) any “person” or two or more “persons” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Corporation or control of more than 50% of the then outstanding voting power of the capital stock of the Corporation.

(ii) In any Liquidation Event, if the consideration received by the Corporation is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board. The fair market value of any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a national securities exchange, the value shall be deemed to be the average of the Closing Prices of the securities on such exchange or market over the thirty (30)-Trading Day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-Trading Day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board and the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding or, if such parties cannot agree on such value, within five (5) business days from the date that either party determines that the fair market value cannot be agreed upon, a national (or otherwise well-recognized) investment banking firm with expertise in valuation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, in each case, as determined by a national (or otherwise well-recognized) investment banking firm with expertise in valuation.

(iii) The Corporation shall give each holder of record of Series B Preferred Stock written notice of such impending transaction not later than the earlier of (A) fourteen (14) days prior to the stockholders’ meeting called to approve such transaction, or (B) fourteen (14) days prior to the closing of such transaction, and shall also promptly notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give holders of Series B Preferred Stock prompt notice of any material modifications of such terms and conditions of such impending transaction. The transaction shall in no event take place sooner than fourteen (14) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived with the written consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

3. Redemption.

(a) If any holder of shares of Series B Preferred Stock shall elect at any time after January 10, 2016 that the Corporation shall redeem (to the extent it may lawfully do so) the number of shares of Series B Preferred Stock held by such holder that is specified in a request for redemption delivered to the Corporation by the holder (accompanied by the certificates representing the shares of Series B Preferred Stock to be so redeemed), the Corporation shall promptly honor such request for redemption (to the extent of lawfully available funds therefor), by paying in cash on the Redemption Date an amount equal to the Series B Redemption Price.

(b) The Corporation may at any time (to the extent it may lawfully do so and to the extent it is permitted to do so by the terms of its outstanding debt and equity securities), but no earlier than January 10, 2016, at the option of the Board of Directors, redeem (to the extent there are lawfully available funds therefor) in whole or in part the Series B Preferred Stock by paying in cash therefor an amount equal to the Series B Redemption Price on the Redemption Date. The terms of any redemption pursuant to this Section 3(b) shall be specified in the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this Section 3(b) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by them.

(c) As used herein, the term “Redemption Date” shall refer to (i) in the case of redemption pursuant to Section 3(a) of this Article IV.B., the date that is designated by the Corporation in the Redemption Notice (as defined below) and which shall not be more than 25 days after the Corporation’s receipt of a request for redemption, and (ii) in the case of a redemption pursuant to Section 3(b) of this Article IV.B., the date designated by the Corporation in the Corporation Redemption Notice (as defined below) upon which a redemption is to be effected. As used herein, the term “Series B Redemption Price” shall have the same meaning as Series B Liquidation Amount.

(d) Upon receipt of a request for redemption pursuant to Section 3(a) of this Article IV.B. (the “Exercise Notice”) within ten (10) days of the receipt of the Exercise Notice, the Corporation shall give written notice to each holder of record of the Series B Preferred Stock (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the receipt of the Exercise Notice, the Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Each holder of the Series B Preferred Stock shall have the right to participate in the redemption described in the Redemption Notice by delivering to the Corporation, within ten (10) days of his receipt of the Redemption Notice, a written request to participate in such redemption, which request shall specify the number of shares of Series B Preferred Stock such holder is requesting that the Corporation redeem. In the event that multiple holders request such redemption and the Corporation does not have sufficient funds lawfully available to accommodate all such requests, such redemption shall be made on a pro rata basis among the holders of the Series B Preferred Stock requesting redemption in proportion to the number of shares of Series B Preferred Stock specified in each such holder’s request for redemption.

(e) In the case of a redemption pursuant to Section 3(b) of this Article IV.B., the Corporation shall give written notice to each holder of record (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date (which may be the date of the notice if payment of the Redemption Price is made on such date), the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Corporation Redemption Notice”). If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on a Redemption Date triggered pursuant to Section 3(b) of this Article IV.B. are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any such Redemption Date but which it has not redeemed.

(f) On or prior to a Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice or the Corporation Redemption Notice, as applicable, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(g) From and after payment of the Series B Redemption Price, all rights of the holders of the shares of Series B Preferred Stock so redeemed, as holders of such shares of Series B Preferred Stock, shall cease with respect to such redeemed shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

4. Conversion. The holders of the Series B Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series

B Issue Price plus the amount of all accrued and unpaid Cumulative Dividends and any other accrued but unpaid dividends on such Series B Preferred Stock by (2) the Conversion Price at the time in effect for the Series B Preferred Stock. The “Conversion Price” per share for shares of Series B Preferred Stock shall initially be equal to $0.15 (as adjusted pursuant to Section 4(b) of this Article IV.B. below).

(b) Adjustments to the Conversion Price. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) Subject to Section 4(b)(v) of this Article IV.B. below, if this Corporation shall issue, after the Initial Series B Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the consideration per share received by this Corporation for such issuance.

(B) Except to the limited extent provided for in subsections (E) of this Section below, no adjustment of such Conversion Price pursuant to this subsection 4(b)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof determined in accordance with Section 2(c)(ii) of this Article IV.B.

(E) In the case of the issuance (whether before, on or after the Initial Series B Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration determined in the manner provided in subsections 4(b)(i)(C) and 4(b)(i)(D) of this Subsection (B), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (taking into account potential antidilution adjustments) for the Common Stock covered thereby; provided, however, that, upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities prior to the conversion, exchange, or exercise thereof, the Conversion Price of the Series B Preferred Stock, to the extent adjusted only as a result of the issuance of such options, rights or securities or options or rights related to such securities, shall revert to the Conversion Price in effect prior to such issuance of such options, rights or securities or options or rights related to such securities.

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(b)(i)(E) of this Subsection B) by this Corporation after the Initial Series B Issue Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in subsection 4(b)(iii) of this Subsection B;

(B) shares of Common Stock issuable or issued to employees, consultants or directors of this Corporation pursuant to a stock option plan or restricted stock plan approved by the Board;

(C) shares of Common Stock issued or issuable in a bona fide, underwritten public offering of shares of Common Stock;

(D) shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock or as dividends or distributions on the Series B Preferred Stock, or upon exercise of options or warrants or conversion of any other convertible securities outstanding as of the Initial Series B Issue Date;

(E) shares of Common Stock issued in connection with a bona fide business acquisition of or by this Corporation that is approved by the Board, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights pursuant to equipment lease financings or bank credit arrangements approved by the Board and not undertaken for the primary purpose of raising equity capital; or

(G) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights to persons or entities with which this Corporation has business relationships or corporate partnering arrangements, including without limitation, the acquisition of technology, and provided that such issuances are approved by the Board and not undertaken for the primary purpose of raising equity capital.

(iii) In the event this Corporation should at any time or from time to time after the Initial Series B Issue Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Initial Series B Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) No adjustment in the number of shares into which the Preferred Stock is convertible shall be made, by adjustment of the applicable Conversion Price or otherwise, if, prior to such issuance, this Corporation receives written notice from the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock that would otherwise be entitled to such adjustment agreeing that no such adjustment shall be made to the Conversion Price in connection with such issuance.

(c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates representing such holder’s shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of any such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Liquidation Event, the conversion may, at the option of the holder tendering Series B Preferred Stock for conversion, be contingent upon, and be deemed to have occurred immediately prior to, the closing of such Liquidation Event.

(d) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock. In lieu of issuing any fractional shares to which such stockholder is entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair value of the Common Stock (as determined by the Board) on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock held by the holder at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Notwithstanding anything contained herein to the contrary, until such time as the authorized but unissued shares of Common Stock are sufficient to permit the full conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock, the Series B Preferred Stock shall not be convertible into shares of Common Stock to the extent that there are not sufficient shares to permit such conversion.

(f) Automatic Conversion.

(i) After completion of an underwritten public offering of the Corporation’s Common Stock yielding proceeds of at least $50,000,000 before deducting underwriters’ commissions and discounts and offering expenses, on the first day that the average Closing Price of the Corporation’s Common Stock over the Trading Days within the 90-day period immediately preceding such date is $15.00 or more per share (as adjusted for subsequent stock dividends, splits, combinations or similar events), each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series B Issue Price plus the amount of all accrued and unpaid Cumulative Dividends and any other accrued but unpaid dividends on such Series B Preferred Stock by (2) the Conversion Price at the time in effect for the Series B Preferred Stock.

(ii) Upon the occurrence of the events specified in subsection (i) in Section 4(f) of this Article IV.B, the outstanding shares of Series B Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock as set forth above without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss, theft or destruction of such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, (x) the Corporation shall notify (the “Automatic Conversion Notice”) each holder of Series B Preferred Stock who is shown to be such a holder on the books of the Corporation as of the time immediately prior to such conversion and (y) the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock, which shall be designated in the Automatic Conversion Notice. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates representing the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5. General Voting Rights.

(a) General. Except as otherwise provided herein or required by law, each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock so held could be converted (subject to the limitations on conversion contained in Section 5(c) of this Article IV.B.) at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed and delivered. If the application of Section 5(c) of this Article IV.B. hereof shall cause a limitation in the number of shares of Common Stock otherwise issuable into which the shares of Series B Preferred Stock are then convertible, then the votes associated with the number of shares of Common Stock that can be issued upon conversion shall be proportionately allocated to the shares of Series B Preferred Stock then outstanding. Except as required by law or otherwise set forth herein, all shares of Series B Preferred Stock and all shares of Common Stock shall vote together as a single class on an as-converted basis (subject to the limitations on conversion contained in Section 5(c) of this Article IV.B.). The Series B Preferred Stock shall not be entitled to cumulative voting except as required by law.

(b) No Violation of NASD Rule 4351. Notwithstanding any other provision of this Section 5, in the event that the Corporation determines, after consultation with NASDAQ or any other securities exchange on which the Corporation’s Common Stock is then listed or traded (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 5 violate or conflict with Rule 4351 of the National Association of Securities Dealers, Inc. (the “NASD”), or any successor or similar rule, or the rules or regulations of any such securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series B Preferred Stock is entitled shall be modified and/or reduced to the extent required to comply with such rule.

(c) Minimum Conversion Price Regarding Voting. Notwithstanding any contrary or inconsistent provision hereof, for the purpose only of determining the number of votes each share of Series B Preferred Stock shall be entitled to vote pursuant to this Section 5, the Conversion Price on the record date for the taking of any vote (or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited) shall not in any case be deemed less than an amount equal to the Closing Price of the Common Stock on the Initial Series B Issue Date (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

6. Protective Provisions. Once at least 1,666,667 shares of Series B Preferred Stock are issued (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series B Preferred Stock), then as long as at least 500,000 shares of Series B Preferred Stock remain outstanding, the Corporation shall not (and shall cause its subsidiaries not to), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Series B Preferred Stock:

(a) authorize or issue any new class or series of capital stock, or reclassify any existing class or series of capital stock, if the effect of such action would result in a class or series of capital stock having a preference with respect to dividends, liquidation or redemption rights senior to the Series B Preferred Stock;

(b) amend the Corporation’s Certificate of Incorporation, bylaws or this Certificate of Designations in a manner that adversely affects the rights, preferences and privileges of the Series B Preferred Stock, or increase or decrease the total number of authorized shares of Series B Preferred Stock;

(c) declare or pay any dividend upon or redeem any of the capital stock of the Corporation that is junior to or pari passu with the Series B Preferred Stock as to liquidation or dividend payments;

(d) sell or otherwise dispose of all or substantially all of the assets of the Corporation, merge or consolidate with any entity (except for the purpose of a change of domicile of the Corporation) or effect a transaction in which more than 50% of the voting power in the Corporation is disposed of;

(e) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capitalized lease financings) or issue any guarantees, or mortgage, encumber, create, incur, or suffer to exist liens related thereto, other than (a) indebtedness and liens which are permitted under Sections 8.1 and 8.2 of that certain Credit Agreement dated as of January 10, 2008, by and among the Corporation, as borrower, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto, Churchill Financial LLC, as administrative agent, and Ableco Finance LLC, as collateral agent (the “First Lien Credit Agreement”), and (b) any debt or other extensions of credit by the lenders or their affiliates under the First Lien Credit Agreement or pursuant to any extensions, amendments, modifications, or refinancings thereof;

(f) create, form or invest in any entity in which the Corporation or any subsidiary of the Corporation would have more than a 5% ownership interest;

(g) increase the size of the Board of Directors of the Corporation; or

(h) reorganize, dissolve, liquidate or otherwise wind up the Corporation.

7. Miscellaneous. Shares of Series B Preferred Stock issued and redeemed or otherwise reacquired by the Corporation shall be retired promptly after the reacquisition thereof and, upon compliance with the applicable provisions of Delaware law, shall have the status of authorized but unissued shares of preferred stock of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purple Communications, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 14th day of December, 2009.

PURPLE COMMUNICATIONS, INC.

By:	/s/ Dan Luis
Name: Dan Luis Title: Chief Executive Officer